Exhibit 10.8

Execution Version

$100,000,000

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

dated as of May 5, 2006

among

ONTELAUNEE POWER OPERATING COMPANY, LLC,

as Borrower

THE LENDERS PARTY HERETO

and

GSO CAPITAL PARTNERS LP,

as Bookrunner, Lead Arranger, Administrative Agent, Collateral Agent and Syndication Agent

i

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Affiliate Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	[Intentionally Omitted.]
Exhibit E	Form of Guarantee and Collateral Agreement
Exhibit F	Form of Lender Addendum
Exhibit G	Form of Mortgage
Exhibit H	Form of Perfection Certificate
Exhibit I	Form of Exemption Certificate
Exhibit J-1	Form of Opinion of Dewey Ballantine LLP
Exhibit J-2	Form of Opinion of Blank Rome LLP
Exhibit K	Form of Pledge and Security Agreement
Exhibit L	Form of Omnibus Reaffirmation Agreement
Exhibit M	Form of Intercreditor Agreement

Schedule 1.01(b)	Subsidiary Guarantors
Schedule 3.07	Owned Real Property
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.10	Material Agreements
Schedule 3.13	Use of Proceeds
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.20	Labor Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.01(e)	Subordination Provisions
Schedule 6.02(a)	Existing Liens
Schedule 6.02(p)	First Lien Intercreditor Provisions
Schedule 6.04	Existing Investments

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT dated as of May 5, 2006 (this “Agreement”), among ONTELAUNEE POWER OPERATING COMPANY, LLC. (the “Borrower”), the LENDERS from time to time party hereto and GSO CAPITAL PARTNERS LP (“GSO”), as bookrunner and lead arranger (in such capacities, the “Arranger”), as syndication agent (in such capacity, the “Syndication Agent”), as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”).

The parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests having ordinary voting power in the election of directors (or persons performing similar functions) of the person specified.

“Affiliate Credit Support” shall mean credit support provided in support of obligations of the Borrower by (a) an Affiliate of the Borrower or (b) a third party (other than the Borrower or its Affiliates), for which an Affiliate has an obligation of payment or reimbursement (such credit support to include, for the avoidance of doubt, any letter of credit under which an Affiliate of the Borrower is “account party”, letter of credit reimbursement obligations in connection therewith, a guaranty by such Affiliate of the Borrower’s obligations or cash collateral provided by an Affiliate in support of the obligations of the Borrower).

“Affiliate Credit Support Reimbursement Amounts” shall mean the aggregate amount up to the Affiliate Credit Support Reimbursement Limit of (a) fees, expenses and other amounts payable by or to an Affiliate of the Borrower in respect of Affiliate Credit Support and (b) without duplication, the fees, expenses, and other amounts payable to an Affiliate as consideration for its agreement to provide or cause to be provided Affiliate Credit Support.

“Affiliate Credit Support Reimbursement Limit” shall mean $5,000,000 in the aggregate when combined with the Second Lien Affiliate Credit Support Reimbursement Limit unless otherwise agreed to by the Administrative Agent in its sole discretion.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit B pursuant to which Affiliate Credit Support Reimbursement Amounts owed by any Loan Party are subordinated to the Obligations.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” shall mean, (a) with respect to the Eurodollar Term Loans, 2.00% per annum and, (b) with respect to ABR Term Loans, 1.00% per annum.

“Arranger” shall have the meaning assigned to such term in the preamble.

“Asset Management Payment Limit” shall mean $300,000 for any fiscal year.

“Asset Sale” shall mean the sale, capital lease, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries or (b) any other assets of the Borrower or any of the Subsidiaries, including Equity Interests of any person that is not a Subsidiary (other than sales of electric energy and capacity in the ordinary course of business, or the disposition of obsolete, worn out or no longer useful assets, scrap and Permitted Investments); provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $500,000 in any single transaction or series of related transactions and $1,000,000 in the aggregate in any fiscal year of the Borrower shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Breakage Event” shall have the meaning assigned to such term in Section 2.15.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in the State of New York are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Term Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Restatement Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Date or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Date.

“Change of Control” shall mean (a) at any time, the Permitted Holders shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 51% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; (b) the Pledgor shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in the Borrower free and clear of all Liens (other than Liens under the Pledge and Security Agreement and Liens under the Second Lien Pledge and Security Agreement); or (c) any “change of control” or similar event with respect to the Borrower or any Subsidiary shall occur under the Second Lien Credit Agreement or any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party.

“Change of Control Offer” shall have the meaning assigned to such term in Section 2.12(g).

“Change of Control Payment Date” shall have the meaning assigned to such term in Section 2.12(g).

“Change of Control Prepayment Price” shall have the meaning assigned to such term in Section 2.12(g).

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Cinergy” shall mean Cinergy Marketing & Trading, LP.

“Cinergy Account” shall mean the “Designated Account” as such term is defined in the Gas Supply Security Agreement.

“Cinergy Gas Supply Contract” shall mean that certain Base Contract for Sale and Purchase of Natural Gas dated October 6, 2005 by and between the Borrower and Cinergy, as in effect on the Closing Date.

“Cinergy Gas Supply Security Agreement” shall mean that certain Security Agreement dated October 6, 2005 by and between the Borrower, as grantor, and Cinergy, as secured party, as in effect on the Closing Date.

“Closing Date” shall mean December 7, 2005.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall include the Site and any other Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto. It is understood and agreed that the Administrative Agent, the Arranger and the Lenders shall not, by virtue of their capacities as such under this Agreement, be deemed to Control the Borrower or any of the Subsidiaries.

“Control Agreement” shall mean, with respect to each deposit account or securities account of a Loan Party, an agreement among the Collateral Agent, the applicable Loan Party and the person with whom such account is maintained, which agreement shall establish the Collateral Agent’s “control” (in the case of a securities account, within the meaning of Section 8-

106 and 9-106 of the UCC or, in the case of a deposit account, within the meaning of Section 9-104 of the UCC) over such account and shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“CS Heat Rate Call Option Agreement” shall mean that certain agreement evidenced by the International Swaps and Derivatives Association, Inc. Schedule to the Master Agreement dated as of November 22, 2005 between the Borrower, as “Party A” and Credit Suisse Energy LLC (formerly known as Credit Suisse First Boston International) as “Party B”, together with the Confirmation attached thereto as Exhibit B and the Credit Support Annex attached thereto.

“Debt Service” shall mean, for any period, without duplication, the sum of (a) Fees, (b) interest on and principal of the Obligations, (c) amounts required to be paid in respect of Indebtedness permitted under this Agreement (including under the Second Lien Credit Agreement) and (d) liquidation costs, hedge breaking expenses and other amounts payable by the Borrower in respect of any Hedging Agreement intended to mitigate exposure to interest rate fluctuation payable during such period, net of any amount payable to the Borrower under any such Hedging Agreement, in each case, during such period.

“Default” shall mean any event which upon notice, lapse of time or both, unless cured or waived, would constitute an Event of Default.

“deposit account” shall have the meaning assigned to such term in the UCC.

“dollars” or “$” shall mean lawful money of the United States of America.

“Easements” shall have the meaning given in the Mortgages.

“Effective Tax Rate” means, with respect to any Tax Fiscal Quarter, the aggregate federal, state and local tax rate applicable to Borrower for such Tax Fiscal Quarter, determined as if Borrower were a corporation and resident in the city of New York at all times during such Tax Fiscal Quarter subject to the highest composite U.S. federal, New York State and New York City tax rate applicable to corporations then in effect, taking into account the character of income earned by Borrower and the deductibility of state and local taxes for federal and state tax purposes; provided, however, that the state and local tax rate shall be taken into account only if Borrower is treated as a partnership or a “disregarded entity” for such state and local tax purposes.

“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety (with respect to exposure to Hazardous Materials) or the presence, Release of, threatened Release, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs) arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) exposure to any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any Permit required under Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests or other equivalents in a limited liability company, partnership, corporation or equivalent entity, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“Equity Issuance” shall mean any issuance or sale by the Borrower, or any Subsidiary of any Equity Interests of the Borrower or such Subsidiary, as applicable, or the receipt by the Borrower or any Subsidiary of any capital contribution, as applicable.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the

Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean for any period of determination, the amount by which Operating Revenues for such period exceed the sum, without duplication, of (a) O&M Costs for such period, (b) Debt Service for such period, (c) the Tax Distribution Amount, if any, (d) Affiliate Credit Support Reimbursement Amounts, if any, (e) fees, if any, paid under Section 2.11 in connection with an optional prepayment thereunder, plus (f) prudent reserves, if any, established by the Borrower in its reasonable discretion for major maintenance, necessary capital expenditures and Debt Service.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document and (b) in the case of a Foreign Lender, any United States withholding tax that is imposed with respect to amounts payable to such Lender to the extent that (i) the obligation to withhold existed on the date such Lender became a party to this Agreement (or, in the case of an assignee that is a participation holder, on the date such participation holder became an assignee hereunder) or, with respect to payments to a new lending office, the date such Lender designated such new lending office with respect to a Loan; provided, however, that this subparagraph (b) shall not apply (x) to any assignee or new lending office that becomes an assignee or new lending office as a result of an assignment, participation, transfer or designation made at the request of the Borrower pursuant to Section 2.20(a) and (y) to the extent the indemnity payment or additional amounts any assignee, or any Lender acting through a new lending office, would be entitled to receive under Section 2.19(a) without this subparagraph (b) on the date such assignee becomes a party to this Agreement or such lending office is so designated do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such assignee, or Lender making the designation of such new lending office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) such withholding tax is attributable to such Lender’s failure to comply with the requirements of Section 2.19(e), or (c) any United States backup withholding tax that is attributable to a Lender’s failure to comply with the requirements of Section 2.19(f).

“Existing Lenders” shall mean the lenders holding loans under the Original First Lien Credit Agreement immediately prior to the Restatement Date.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated on or about May 5, 2006, between the Borrower and GSO.

“Fees” shall mean the Administrative Agent Fees and any Prepayment Fees.

“FERC” shall mean, the Federal Energy Regulatory Commission, or any successor agency or commission thereto.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FPA” shall mean the Federal Power Act, as amended.

“Gas Supply Contract” shall mean the Cinergy Gas Supply Contract and any replacement or additional agreement relating to gas supply for the Project on terms and conditions reasonably satisfactory to the Administrative Agent.

“Gas Supply Security Agreement” shall mean the Cinergy Gas Supply Security Agreement and any replacement or additional security agreement securing the obligations of the Borrower under a replacement Gas Supply Contract (a) having terms and conditions substantially similar to the Cinergy Gas Supply Security Agreement, (b) requiring security not greater than amounts owed for 30 days’ supply of natural gas delivered to the Project, (c) providing a lien over no collateral other than the collateral subject to the lien established pursuant to the Cinergy Gas Supply Security Agreement and (d) otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).

“GSO” shall have the meaning assigned to such term in the preamble.

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital or equity capital or otherwise maintain the net worth or solvency or any balance sheet condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (a) the stated or determinable amount of the applicable obligations of the primary obligor in respect of which such Guarantee is incurred and (b) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantee and Collateral Agreement” shall mean the First Lien Guarantee and Collateral Agreement dated as of December 7, 2005, executed by the Borrower in favor of the Collateral Agent.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes regulated as hazardous by, or pursuant to, any Environmental Law, or that requires removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Heat Rate Call Option” means the CS Heat Rate Call Option Agreement or a heat rate call option or similar contractual arrangement, in form and substance substantially similar to the CS Heat Rate Call Option Agreement, pursuant to which the Borrower grants a Heat Rate Call Option Counterparty the right, but not the obligation, to call on the Borrower to supply a defined amount of energy at an indexed fuel price multiplied times an agreed, or “strike”, heat rate, which contract shall be settled financially by way of a net payment on a basis not less frequently than every 30 days, and pursuant to which the Heat Rate Call Option Counterparty shall not take physical delivery of energy.

“Heat Rate Call Option Counterparty” shall mean a party other than the Borrower who is nationally recognized in purchasing and selling Heat Rate Call Options and other energy product derivatives and whose (a) long-term unsecured senior debt is rated (i) at least BBB by S&P and Baa by Moody’s or (ii) if such party is a load serving utility, at least BBB- by S&P and Baa3 by Moody’s or (b) obligations under the applicable Heat Rate Call Option to which it is a party are either (i) guaranteed by an entity whose long-term unsecured senior debt is rated at least BBB by S&P and Baa by Moody’s, (ii) cash collateralized in a form and substance reasonably satisfactory to Administrative Agent, or (iii) supported by a letter of credit from a bank or financial institution having a rating of at least A- by S&P and A3 by Moody’s.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including any Heat Rate Call Option; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Hedging Agreement.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or payment (other than current trade accounts payable incurred in the ordinary course of business), (e) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests in such person, (f) Capital Lease Obligations of such person and the present value (discounted at the Alternate Base Rate as in effect on the Restatement Date) of future rental payments under synthetic leases, (g) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed and (j) all Guarantees by such person of Indebtedness of others. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any person in accordance with customary practices and in the ordinary course of businesses of such person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Assignee” shall mean a person who has been specifically identified in writing by the Borrower to the Administrative Agent and the Arranger as a person for whom consent of the Borrower shall be necessary to consummate an assignment to such person pursuant to Section 9.04.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Restatement Date made by GSO, as Administrative Agent, Collateral Agent, Second Lien Administrative Agent and Second Lien Collateral Agent and the Borrower and in the form of Exhibit M hereto.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum in the form of Exhibit F, or such other form as may be supplied by the Administrative Agent, to be executed and delivered by such Lender on the Restatement Date.

“Lenders” shall mean (a) the persons that deliver a Lender Addendum (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that becomes or has become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to Telerate Page 3750 for deposits in dollars for a period equal to such

Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any property or asset, any mortgage, deed of trust, lien, deposit arrangement, pledge, hypothecation, easement, encumbrance, collateral assignment, charge, claim or security interest or preference, priority or other security agreement of any kind or nature whatsoever in, on or of such property or asset (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

“Lien Subordination Agreement” shall mean that certain Subordination Agreement dated November 22, 2005 by U.S. Bank National Association and, by joinder, the Collateral Agent, the Second Lien Collateral Agent and each person from time to time party thereto.

“Loan Documents” shall mean this Agreement, the Fee Letter and the Security Documents.

“Loan Parties” shall mean the Borrower and each Subsidiary that is or becomes a party to a Loan Document.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Agent or the Secured Parties thereunder.

“Material Agreements” shall mean those agreements set forth in Schedule 3.10.

“Material Indebtedness” shall mean Indebtedness under the Second Lien Loan Documents and any other Indebtedness (other than the Term Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower, the Borrower for such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Site and each parcel of real property and improvements thereto acquired by a Loan Party after the Restatement Date and with respect to which a Mortgage is granted pursuant to Section 5.09 or 5.10.

“Mortgages” shall mean the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of December 7, 2005, by and from Borrower to GSO as Collateral Agent and Administrative Agent, as amended by that certain First Amendment of Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing date as of May 5, 2006, and fee mortgages or deeds of trust and other security documents granting a Lien on any Mortgaged Property to secure the Obligations, each in the form of Exhibit G, with such changes as shall be advisable under the law of the jurisdiction in which such Mortgage is to be recorded and as are reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including (A) reasonable and customary broker’s fees or commissions, legal fees, transfer and similar taxes incurred by the Borrower and the Subsidiaries in connection therewith and (B) the Borrower’s good faith estimate of income taxes paid or payable by the Borrower, if any, in connection with such Asset Sale or Recovery Event, after taking into account any tax credits or deductions available to Borrower and any tax sharing arrangements, and including the Borrower’s good faith estimate of Tax Distribution Amounts attributable to such Asset Sale or Recovery Event), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, the net of such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer of the Borrower to the Administrative Agent within ten Business Days of the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and any Subsidiaries within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180 day period, at which time such proceeds shall be deemed to be Net Cash Proceeds (the “Permitted Reinvestment Proceeds”); and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the Borrower and any Subsidiaries in connection therewith.

“O&M Costs” shall mean, for any period, all actual cash operation and maintenance costs incurred and paid by the Borrower and its Subsidiaries in such period, including (a) payments made by the Borrower under or in respect of any energy services agreement, any agreement for the sale of energy, capacity or ancillary services, including a Heat Rate Call Option Agreement, (b) fuel costs, additives or chemicals and transportation costs related thereto, (c) taxes (other than those based upon the Borrower’s income), (d) costs of maintaining insurance, (e) costs of consumables, (f) payments under any lease, (g) payments pursuant to any operating and maintenance agreement, long term service agreement or any parts or turbine services agreement, (h) legal fees and consulting fees and expenses paid by the Borrower in connection with the management, maintenance or operation of the Project, (i) amounts paid to LS Power Equity Advisors, LLC or its Affiliates as cost reimbursement in respect of asset management services relating to the Project in an amount not to exceed the Asset Management Payment Limit, (j) payments for restoration or repair of the Project with Permitted Reinvestment Proceeds, (k) fees paid in connection with obtaining, transferring, maintaining or amending any Permits, (l) cash collateral provided in respect of any project agreement, (k) letter of credit fees or expenses payable in respect of any project agreement, (m) reasonable general and administrative expenses, including all expenditures incurred to prevent the occurrence of any default under any Loan Document or any Default or Event of Default hereunder, and/or to keep the Collateral free and clear of all Liens (other than Permitted Liens). O&M Costs shall not include (i) distributions of any kind to the Borrower or its Affiliates (other than amounts paid to LS Power Equity Advisors, LLC or its Affiliates as cost reimbursement in respect of asset management services relating to the Project in an amount not to exceed the Asset Management Payment Limit, payment of the Tax Distribution Amount and Affiliate Credit Support Reimbursement Amounts), (ii) non-cash charges, including depreciation or obsolescence charges or reserves therefore, amortization of intangibles or other bookkeeping entries of a similar nature, and (iii) Debt Service.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Omnibus Reaffirmation Agreement” shall mean the Omnibus Reaffirmation Agreement in the form of Exhibit L to be executed and delivered by the Borrower, the Pledgor and the Collateral Agent.

“Operating Revenues” shall mean, for any period, all of the following, without duplication, received by the Borrower or any Subsidiary: (a) payments under or pursuant to any energy services agreement, power purchase agreement or similar agreement, (b) income derived from the sale or use of electric capacity or energy produced, transmitted or distributed by the Project or ancillary services, (c) proceeds of any business interruption insurance, (d) investment income on amounts in the deposit accounts of the Borrower, (e) all other revenues from the operation of the Project, and (f) amounts received by the Borrower in connection with Hedging Agreements, all as determined in conformity with cash accounting principles.

“Original First Lien Credit Agreement” shall mean that certain Credit Agreement dated as of December 7, 2005 among the Borrower, the lenders party thereto and GSO, as bookrunner, lead arranger, administrative agent, collateral agent and syndication agent.

“Original Title Policy” means that certain policy of the title insurance issued by the Title Insurer dated as of the December 28, 2005, including all amendments thereto, endorsements thereof (but excluding the date-down endorsement required to be delivered on the Restatement Date as provided in Section 4.01(r)), and substitutions or replacements therefor.

“Other Taxes” shall mean any and all present or future stamp, documentary or similar taxes, charges or levies (including interest, fines, penalties and additions to such charges, taxes or levies) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit H or any other form approved by the Collateral Agent.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.

“Permitted Holders” shall mean the Pledgor, LS Power Associates, L.P., LS Power Equity Partners, LP, LS Power Equity Partners PIE I, L.P., LS Power Development, LLC and any Affiliates, respectively.

“Permitted Holders Equity Issuance” shall mean (a) in the case of a Subsidiary, any issuance or sale by the Borrower of any Equity Interests to, or any receipt of any capital contribution from, the Borrower or any other Subsidiary, and (b) any issuance or sale by the Borrower of any Equity Interests to, or any receipt of any capital contribution from, the Permitted Holders.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Lien” shall have the meaning assigned to such term in Section 6.02.

“Permitted Prior Lien” shall have the meaning assigned to such term in Section 3.19(b).

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) no persons other than the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing shall be the obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Financial Officer of the Borrower to be no less favorable to the Borrower or any applicable Subsidiary and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Permitted Reinvestment Proceeds” has the meaning specified for such term in the definition of “Net Cash Proceeds.”

“Person” and “person” shall mean any natural person, institution, sole proprietorship, unincorporated organization, public benefit corporation, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“PJM Receivables” shall mean the amounts receivable by the Borrower from PJM Interconnection, L.L.C. which are pledged as collateral under the terms of a Gas Supply Security Agreement.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement dated as of December 7, 2005 among the Pledgor, the Borrower and the Collateral Agent.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement and the Pledge and Security Agreement.

“Pledgor” shall mean LSP Ontelaunee Holding, LLC, a limited liability company duly organized under the laws of Delaware.

“Prepayment Fee” shall have the meaning assigned to such term in Section 2.12(g).

“Pro Rata Portion” shall mean, when used in reference to a Lender, the Term Loans held by such Lender as a percentage of the aggregate of all Term Loans and Second Lien Term Loans.

“Prime Rate” shall mean the rate of interest per annum publicly quoted from time to time by The Wall Street Journal as the “base rate” on corporate loans posted by at least 75% of the nation’s 30 largest banks (or, if The Wall Street Journal ceases quoting a prime rate of the type described, the highest per annum rate of interest published by the Board in Federal Reserve statistical release H.15 (519) entitled “Selected Internet Rates” as the bank prime loan rate or its equivalent); each change in the Prime Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Project” shall mean the 560 MW combined-cycle natural gas-fired power generation plant located in Ontelaunee Township, Pennsylvania.

“PUHCA 2005” shall mean the public Utility Holding Company Act of 2005, as amended from time to time.

“Real Property” shall mean all real property owned or leased from time to time by the Borrower and any Subsidiaries.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower, the Borrower or any Subsidiary (excluding, in each case, business interruption insurance claims).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejected Excess Cash Prepayment Amount” shall have the meaning assigned to such term in Section 2.12(d).

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment.

“Required Lenders” shall mean, at any time, Lenders having Term Loans and unused Term Loan Commitments representing at least a majority of the sum of all Term Loans and unused Term Loan Commitments outstanding at such time.

“Required Prepayment Percentage” shall mean (a) in the case of any Equity Issuance, 50%; (b) in the case of prepayments from Excess Cash Flow pursuant to Section 2.12(d) for the period from the date hereof through and including December 31, 2008, 65%, and (c) in all other cases, 100%; provided however, that pursuant to Section 2.12(b), the Required Prepayment Percentage shall not be applicable to a Permitted Holders Equity Issuance; provided, further, that if, on or before December 31, 2008, Borrower has (i) extended the CS Heat Rate Call Option on substantially similar (or better in the aggregate) terms, as certified by a Responsible Officer of the Borrower, and accepted by the Administrative Agent, acting reasonably or (ii) entered into a Heat Rate Call Option on substantially similar (or better in the aggregate) terms to the CS Heat Rate Call Option, as certified by a Responsible Officer of the Borrower, and accepted by the Administrative Agent, acting reasonably, with a Heat Rate Call Counterparty, then such percentage in respect of prepayments from Excess Cash Flow pursuant to Section 2.12(d) shall be, for the period from and after December 31, 2008 until the termination of such CS Heat Rate Call Option or Heat Rate Call Option respectively described in clause (i) or (ii) of this paragraph, 65%.

“Requirement of Law” shall mean as to any person, the governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restatement Date” shall mean May 5, 2006.

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to, the Equity Interests of the Borrower or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of the Equity Interests of the Borrower or any Subsidiary or (c) any option, warrant or other right to acquire the Equity Interests of the Borrower or any Subsidiary.

“Retained Distributable Cash” shall have the meaning assigned to such term in Section 6.06.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Second Lien Affiliate Credit Support Reimbursement Limit” shall have the meaning given to the term “Affiliate Credit Support Reimbursement Limit” in the Second Lien Credit Agreement.

“Second Lien Collateral Agent” shall have the meaning given to the term “Collateral Agent” in the Second Lien Collateral Agent.

“Second Lien Credit Agreement” shall mean that certain Second Lien Credit Agreement dated as of the Restatement Date, among the Borrower, the lenders from time to time party thereto, and the agents from time to time party thereto.

“Second Lien Lenders” shall have the meaning given to the term “Lenders” in the Second Lien Credit Agreement.

“Second Lien Loan Documents” shall have the meaning given to the term “Loan Documents” in the Second Lien Credit Agreement.

“Second Lien Pledge and Security Agreement” shall mean that certain Second Lien Pledge and Security Agreement dated as of the Restatement Date among the Pledgor, the Borrower and the Second Lien Collateral Agent.

“Second Lien Term Loans” shall have the meaning given to the term “Term Loans” in the Second Lien Credit Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“securities account” shall have the meaning assigned to such term in the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Lien Subordination Agreement, the Pledge and Security Agreement, the Mortgages, the Control Agreement, the Intercreditor Agreement and each of the other security agreements, pledges, mortgages, consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09, 5.10, 6.01 or 6.02.

“Site” shall mean the real property on which the Project is located as more fully described in the Mortgages.

“SPC” shall have the meaning assigned to such term in Section 9.04(j).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Term Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” or “Subsidiary Guarantor” shall mean any subsidiary of the Borrower as set forth in Schedule 1.01(b).

“Survey” shall mean that certain ALTA/ACSM Land Title Survey prepared by Stackhouse Bensinger Inc., at Filename 1284-001-ALTA, Reference Number 00-636, dated September 8, 2005, as revised on September 21, 2005, and any supplement or update thereto.

“Syndication Agent” shall have the meaning assigned to such term in the preamble.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Tax Distribution Amount” means, for the applicable Tax Fiscal Quarter in respect of a Tax Payment Date, an amount that, when combined with all prior Tax Distribution Amounts for all prior Tax Fiscal Quarters is equal to the sum of the following calculations for the applicable Tax Fiscal Quarter in respect of such Tax Payment Date (calculated on an estimated basis as certified by a Financial Officer of the Borrower) and all prior Tax Fiscal Quarters (calculated on an estimated basis as certified by a Financial Officer of the Borrower): (1) the product of (i) the Effective Tax Rate for the relevant Tax Fiscal Quarter and (ii) the excess, if any, of (A) the taxable income of Borrower for such Tax Fiscal Quarter over (B) the tax losses, deductions and loss carryforwards of Borrower for such Tax Fiscal Quarter or any prior Tax Fiscal Quarter, to the extent such losses, deductions or loss carryforwards did not reduce the taxable income of Borrower in a prior Tax Fiscal Quarter, minus (2) the refunds, savings or tax credits of Borrower in such Tax Fiscal Quarter or any prior Tax Fiscal Quarter, to the extent such refunds, savings or tax credits did not reduce the Tax Distribution Amount in a prior Tax Fiscal Quarter, in each case of (1) and (2) above, determined as if Borrower was a corporate entity separate from Pledgor and its Affiliates and giving due regard to any limitations on the carryforward of capital losses, net operating losses and other tax attributes that would apply to Borrower if it were a corporation.

“Tax Fiscal Quarter” means, in respect of each Tax Payment Date in April, June, September and December, the three (3) month period ending on the last day of March, June, September or December, respectively.

“Tax Payment Date” shall mean, in respect of each April, June, September and December, the 15th day of such month.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Loan Commitment” shall mean $100,000,000 and, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loan Maturity Date” shall mean the date that is three (3) years following the Restatement Date.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Title Exceptions” shall mean those exceptions and other matters listed in the Title Policy, or in any unconditional and irrevocable commitment to issue such Title Policy.

“Title Insurer” shall mean Fidelity National Title Insurance Company.

“Title Policy” means that certain policy of the title insurance issued by the Title Insurer dated as of the December 28, 2005, including all amendments thereto, endorsements thereof (including the date-down endorsement required to be delivered on the Restatement Date as provided in Section 4.01(r)), and substitutions or replacements therefor.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the initial borrowings hereunder and the use of proceeds thereof, (c) the granting of Liens pursuant to the Security Documents and (d) any other transactions related to or entered into in connection with any of the foregoing.

“Type”, when used in respect of any Term Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code.

“wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person; a “wholly owned Subsidiary” shall mean any wholly owned subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Restatement Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. This Agreement restates and replaces, in its entirety, the Original First Lien Credit Agreement; any reference in any of the Loan Documents to the Credit Agreement shall mean this Agreement.

SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

ARTICLE II.

The Loans

SECTION 2.01. Commitments. Pursuant to the Original First Lien Credit Agreement the Lenders thereunder made a Term Loan to the Borrower on the Closing Date in an aggregate principal amount equal to $125,000,000. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The parties hereto agree that the amounts disbursed under the Original First Lien Credit Agreement (as such amounts may be reduced) shall be deemed outstanding under this Agreement.

SECTION 2.02. [Intentionally Omitted.]

SECTION 2.03. [Intentionally Omitted.]

SECTION 2.04. Repayment of Term Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender made to the Borrower on the Term Loan Maturity Date, together with accrued and unpaid interest and Fees on the principal amount to be paid to but excluding the date of prepayment.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of the sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be conclusive evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans made to the Borrower in accordance with the terms of this Agreement. Promptly following the completion of each month after the Restatement Date, the Administrative Agent shall render to the Borrower a monthly accounting of transactions with respect to the Term Loans setting forth the balance of the accounts for such immediately preceding month.

(e) Any Lender may request that Term Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be subject to the terms and conditions of this Agreement.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Borrower (or any Affiliate) and the Administrative Agent, including pursuant to the Fee Letter (the “Administrative Agent Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Term Loans. (a) Subject to the provisions of Section 2.07, the Term Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Term Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall on written demand from the Administrative Agent (or the Administrative Agent acting at the direction of the Required Lenders) pay interest, to the extent permitted by law, on all Obligations at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate, and over a year of 360 days at all other times) equal to the rate that would be applicable to such Obligations plus 2.00%.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing (a) the Administrative Agent shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination of Term Loan Commitments. All Term Loan Commitments shall automatically terminate on the Restatement Date.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent via hand delivery or fax or e-mail PDF delivery (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing for an Interest Period designated by the Borrower, to provide that any Term Loan be made as a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period designated by the Borrower and (c) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Term Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Term Loan of such Lender resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii) after the occurrence and during the continuance of a Default or Event of Default, no outstanding Term Loan may be converted into, or continued as, a Eurodollar Term Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (A) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (B) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (C) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (D) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.

SECTION 2.11. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax or e-mail PDF notice (or telephone notice promptly confirmed by written or fax or e-mail PDF notice) in the case of Eurodollar Term Loans, or written or fax or e-mail PDF notice (or telephone notice promptly confirmed by written or fax or e-mail PDF notice) at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid (or being offered to be prepaid, as applicable), shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. All prepayments under this Section 2.11 shall be subject to Section 2.15. All principal payments under this Section 2.11 shall be without premium or penalty and shall be accompanied by accrued and unpaid interest and Fees on such principal amount to be prepaid to but excluding the date of payment.

SECTION 2.12. Mandatory Prepayments; Change of Control Prepayments. (a) Not later than the fifth Business Day following the completion of any Asset Sale or not later than the tenth Business Day following the occurrence of any Recovery Event and, in each case, the receipt of Net Cash Proceeds resulting therefrom, the Borrower shall, apply the Required Prepayment Percentage of such Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.12(f).

(b) In the event and on each occasion that an Equity Issuance other than a Permitted Holders Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the occurrence of such Equity Issuance other than a Permitted Holders Equity Issuance and the receipt of Net Cash Proceeds resulting therefrom, apply the Required Prepayment Percentage of such Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.12(f).

(c) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of any Loan Party or any subsidiary of a Loan Party (other than Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (an in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary subject to Section 2.11(b), apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.12(f); provided that nothing in this Section 2.12(c) shall be construed as permitting the issuance or other incurrence of Indebtedness except as otherwise permitted under Section 6.01.

(d) No later than 45 days after the end of each fiscal quarter of the Borrower, commencing on the fiscal quarter ending on September 30, 2006, the Borrower shall:

(i) offer to each Lender to prepay such Lender’s outstanding Term Loans (on a ratable basis with any offer required to be made to the Second Lien Lenders pursuant to the Second Lien Credit Agreement) in accordance with Section 2.12(f), in an aggregate principal amount offered that equals the Required

Prepayment Percentage of Excess Cash Flow for the fiscal quarter then ended (it being understood and agreed that the calculation of Excess Cash Flow for the fiscal quarter ending September 30, 2006 shall be measured for the period beginning with the Second Lien Closing Date and ending on September 30, 2006) (the sum of amounts offered for prepayment under this Section 2.12(d) but rejected, together with amounts offered for prepayment under Section 2.12(d) of the Second Lien Credit Agreement but rejected, collectively, the “Rejected Excess Cash Prepayment Amount”); and

(ii) prepay each Lender’s outstanding Term Loans in accordance with Section 2.12(f), in an aggregate principal amount equal to Retained Distributable Cash applicable to the first fiscal quarter of the period of four fiscal quarters then ending; provided, however, that no prepayment shall be required under this Section 2.12(d)(ii) until such time that four consecutive fiscal quarters of the Borrower shall have elapsed and the Borrower shall have failed to deliver to the Administrative Agent the certification in Section 6.06 permitting the Borrower to make a Restricted Payment of Retained Distributable Cash.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least 5 Business Days’ prior written notice of such prepayment (and the Administrative Agent shall promptly provide the same to each Lender). Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid (or being offered to be prepaid, as applicable) and the principal amount of each Term Loan (or portion thereof) to be prepaid (or being offered to be prepaid, as applicable). All prepayments of Borrowings pursuant to this Section 2.12 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

(f) Mandatory prepayments under paragraphs (a), (b), (c) and (d) of this Section shall be applied to prepay outstanding Term Loans (and the corresponding accrued and unpaid interest and Fees on the principal amount of Term Loans so prepaid), with any remaining amounts following such application being retained by the Borrower. Each offer to a Lender to prepay its Term Loans under paragraph (d)(i) of this Section 2.12 shall be in writing and shall be in an amount that corresponds to such Lender’s Pro Rata Portion of the total amount offered to be prepaid under such paragraph. Each Lender shall respond to Borrower in writing to each such offer within ten (10) Business Days of receipt thereof; provided, however, that if any Lender does not so respond, such offer shall be deemed rejected. Each mandatory prepayment under paragraphs (a), (b), (c) and (d)(ii) of this Section 2.12 shall be applied by the Administrative Agent to reduce the Term Loans of each Lender in an amount that corresponds to such Lender’s Pro Rata Portion of the total amount prepaid.

(g) If a Change of Control shall occur, the Borrower shall be obligated to make an offer to prepay (the “Change of Control Offer”) each Lender’s outstanding Term Loans at a prepayment price (the “Change of Control Prepayment Price”) equal to such Lender’s outstanding Term Loans, without premium or penalty, together accrued and unpaid interest, if any, on such principal amount to be prepaid to but excluding the Change of Control Payment

Date (as defined below) in accordance with the procedures that follow. Within 30 days of the occurrence of a Change of Control, the Borrower shall send by first-class mail, postage prepaid, to the Administrative Agent a notice stating (i) that the Change of Control Offer is being made pursuant to this Section 2.12(g) and that all Term Loans offered for prepayment will be accepted for prepayment; (ii) the Change of Control Prepayment Price and the prepayment date (which shall be a Business Day no earlier than 30 days nor later than 45 days from the date such notice is mailed (the “Change of Control Payment Date”)); (iii) that any Term Loan not prepaid shall continue to accrue interest; (iv) that, unless the Borrower defaults in the payment of the Change of Control Prepayment Price, any Term Loans accepted for prepayment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; and (v) any other procedures that a Lender must follow to accept a Change of Control Offer or effect withdrawal of such acceptance. On the Change of Control Payment Date, the Borrower shall (A) accept for payment Term Loans or portions thereof prepaid pursuant to the Change of Control Offer, (B) deposit with the Administrative Agent an amount in dollars sufficient to pay the Change of Control Prepayment Price of all Term Loans or portions thereof that have accepted the prepayment and (C) deliver to the Administrative Agent an officers’ certificate stating the amount of the Term Loans or portions thereof prepaid by the Borrower. The Administrative Agent shall promptly mail to each Lender that has so accepted payment in an amount equal to the principal amount for such Term Loans, and if requested by any Lender, the Borrower shall execute and issue, and the Administrative Agent shall promptly mail to such Lender, a new promissory note equal in principal amount to any portion of the Term Loans held by such Lenders that has not been so prepaid in accordance with this Section.

SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), or

(ii) impose on any Lender, the Administrative Agent or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender,

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender or the Administrative Agent to be material, then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, upon demand such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s capital or on the capital of such Lender’s or the

Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Administrative Agent to be material, then from time to time the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company for any such reduction suffered.

(c) A certificate of the Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and showing the basis of the computation shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Administrative Agent under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or to continue to fund or maintain any Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, unless such Lender is able to make or to continue to fund or to maintain such Eurodollar Term Loan at another branch or office of such Lender without, in such Lender’s reasonable opinion, adversely affecting it or its Term Loans or the income obtained therefrom, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans), whereupon any request for a

Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Term Loans made by it be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans. Any such conversion of a Eurodollar Term Loan under (i) above shall be subject to Section 2.15.

(b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Term Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Term Loan to an ABR Term Loan, or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Term Loan to be made by such Lender (including any Eurodollar Term Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Term Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (A) its cost of obtaining funds for the Eurodollar Term Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (B) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.16. Pro Rata Treatment. Except as required under Section 2.14 and under Section 2.12, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest or Fees on the Term Loans, each reduction of the Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Term Loan Commitments (or, if such Term Loan Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Term Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Term Loan as a result of which the unpaid principal portion of its Term Loans shall be proportionately less than the unpaid principal portion of the Term Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and participations in Term Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Term Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Term Loan directly to the Borrower in the amount of such participation.

SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each payment shall be made to the Administrative Agent at its offices at 280 Park Avenue, New York, NY 10017.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.19. Taxes

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, unless required by applicable law. If any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and (iii) the Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, showing the basis and calculation thereof, delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes pursuant to Section 2.19(a), the Borrower shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) If a Lender or the Administrative Agent receives a refund, which in its reasonable discretion is attributable to any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or other Loan Party, it shall within 30 days from the date of such receipt pay over such refund to the relevant Borrower or Loan Party, net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund, so as to leave such Lender or the Administrative Agent, as the case may be, in no worse position as it would have been without the imposition of such Indemnified Taxes or other Taxes).

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or other Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable written request of the Borrower, such properly completed and duly executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such documentation is not unduly burdensome on such Lender. In addition, each Foreign Lender shall furnish on or before it becomes a party to the Agreement either (i) two accurate and complete duly executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (ii) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption from or reduction in U.S. federal withholding tax with respect to all interest payments hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit I together with a Form W-8BEN. Any Lender providing forms or other documentation pursuant to Section 2.19 shall provide new copies of the applicable forms on or before the date such forms expire or become obsolete and shall promptly notify the Borrower or the Administrative Agent if any form or other documentation previously submitted becomes incorrect. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.19 shall survive the payment in full of all amounts due hereunder.

SECTION 2.20. Assignment of Term Loans Under Certain Circumstances; Non-Consenting Lenders; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority or the Administrative Agent on account of any Lender pursuant to Section 2.19 or (iv) any Lender refuses to execute a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of Lenders (other than the Required Lenders) to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations and, in the case of replacements of Lenders pursuant to clause (iv) of this Section, that shall agree to execute such proposed amendment, modification or waiver (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) solely with respect to replacements of Lenders pursuant to clauses (i), (ii) or (iii) of this Section, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (C) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Term Loans of such Lender plus all Fees (including any applicable Prepayment Fees) and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.13 and Section 2.15); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13 or notice under Section 2.14 or the amounts payable pursuant to Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender agrees that if the Borrower exercises its rights of assignment under this paragraph, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or other documentation on behalf of such replaced Lender.

(b) If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority or to the Administrative Agent on account of any Lender, pursuant to Section 2.19, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (A) to file any certificate or document reasonably requested in writing by the Borrower or (B) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III.

Representations and Warranties

The Borrower represents and warrants to the Arranger, the Administrative Agent, the Collateral Agent, the Syndication Agent and each of the Lenders, as of the Restatement Date, that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries listed on Schedule 3.08, if any, (a) is duly organized or formed, validly existing and (to the extent such concept is applicable) in good standing under the laws of the jurisdiction of its organization or formation, except, with respect to any Subsidiaries, where the failure to be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under (in each case to the extent that it is a party thereto) this Agreement, each of the other Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, in the case of the Borrower, to borrow hereunder, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents and, in the case of each Subsidiary Guarantor, if any, to Guarantee the Obligations as contemplated by the Guarantee and Collateral Agreement, if any.

SECTION 3.02. Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) will not (i) violate (A) any provision of material law, statute, rule or regulation applicable to it, (B) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (C) any material order of any Governmental Authority or arbitrator applicable to it or (D) after giving effect to the Transactions, any provision of any indenture, material agreement or other material instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than Liens created under the Security Documents and the Liens securing obligations under the Second Lien Credit Agreement, on a second priority basis).

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan

Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is required in connection with the Transactions, except for such (a) as have been made or obtained and are in full force and effect, and (b) that, if not obtained and kept in full force and effect, would not reasonably be expected to cause a Material Adverse Effect.

SECTION 3.05. Financial Statements. The financial statements delivered by Borrower pursuant to Section 4.10(h) (a) have been prepared in good faith by the Borrower, in accordance with GAAP (but for the absence of footnotes), (b) are based on the best information available to the Borrower after due inquiry as of the date of delivery thereof, and (c) present fairly in all material respects the financial position of the Borrower as of such date.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred since December 31, 2005 that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

SECTION 3.07. Location and Title to Properties.

(a) Schedule 3.07 lists all of the material Real Property owned by the Borrower and its Subsidiaries as of the Restatement Date and such property is the only property material to the ownership, conduct, use, maintenance and operation of the Project by the Borrower and its Subsidiaries. None of the Real Property set forth on Schedule 3.07 is leased.

(b) Each of the Borrower and its Subsidiaries, if any, has good and insurable title to the Mortgaged Property, free and clear of all Liens except Permitted Liens.

(c) Each parcel of Mortgaged Property has adequate rights of access to public ways to permit the Mortgaged Property to be used for its intended purpose, except where the failure to have such rights, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Subsidiaries. As of the Restatement Date, the Borrower has no Subsidiaries. Borrower has conducted no business other than the acquisition, ownership and operation of the Project.

SECTION 3.09. Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, any business, property or rights of any such person or the Project (i) that involve any Loan Document or the Transactions, (ii) except as set forth on Schedule 3.09, or (iii) as to which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Borrower has obtained each Environmental Permit and other material approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority that must be obtained, and FERC has accepted for filing each rate schedule, agreement or tariff that must be filed, by or on behalf of the Borrower as of the Restatement Date to operate, maintain, repair, own or use the Project, to sell electricity from the Project or deliver fuel to the Project, and for Borrower to enter into each Loan Document and to consummate any transaction contemplated thereby, in each case in accordance with all applicable laws; provided, however, that FERC has not yet acted upon the Change in Status Notice, filed by Borrower on October 7, 2005, in Docket No. ER05-1266-002

SECTION 3.10. Agreements. (a) Schedule 3.10 lists completely and correctly all Material Agreements to which the Borrower is a party. As of the Restatement Date, no event of force majeure or material default by a counterparty thereto has occurred and is continuing under any Material Agreement.

(b) None of the Borrower or any of the Subsidiaries is a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) None of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Term Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Term Loans, Margin Stock will not constitute more than 25% of the value of the assets of the Borrower and any Subsidiaries. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of the Borrower or any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Term Loans solely for the purposes set forth in Schedule 3.13.

SECTION 3.14. Tax Returns. The Borrower and each of the Subsidiaries has timely filed or timely caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and all such tax returns are correct and complete in all material respects. The Borrower and each of the Subsidiaries has timely paid or timely caused to be paid all material Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves to the extent required under GAAP. The Borrower and each of the Subsidiaries has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. No material Lien has been filed, and to the knowledge of the Borrower and each of the Subsidiaries, no claim is being asserted, with respect to any Tax other than Permitted Liens.

SECTION 3.15. No Material Misstatements. The Borrower has disclosed to the Arranger, the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No other written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any Subsidiary to the Arranger, the Administrative Agent or any Lender for use in connection with the transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant to such transactions contained or contains (in each case as of the date of its delivery to the Arranger, the Administrative Agent or any Lender) any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that any projections delivered by the Borrower are not to be viewed as facts and do not constitute a warranty as to the future performance of the Borrower and that actual results may vary from the projected results). For the avoidance of doubt, all such information, reports, financial statements, exhibits and schedules shall be deemed re-delivered on the Restatement Date for purposes of this Section 3.15.

SECTION 3.16. Employee Benefit Plans. None of the Borrower or any member of its Controlled Group has a Benefit Plan.

SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17, as of the Restatement Date, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries:

(a) has failed to comply with any applicable Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;

(b) has become a party to any governmental, administrative or judicial proceeding or possesses knowledge of any such proceeding that has been threatened under applicable Environmental Law;

(c) has received written notice of or possesses knowledge of any facts or circumstances that could form the basis for, any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding;

(d) possesses knowledge that the Site or any other Real Property (i) is subject to any Lien, restriction on ownership, occupancy, or transferability imposed pursuant to applicable Environmental Law or (ii) contains or previously contained Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability;

(e) possess knowledge that there has been a Release or threat of Release of Hazardous Materials at or from the Site or any other Real Property in violation of, or in amounts or in a manner that could result in an Environmental Liability;

(f) possesses knowledge of any facts, circumstances, conditions or occurrences in respect of the Project, the Site or any other Real Property that could interfere with or prevent continued compliance with applicable Environmental Laws by the Borrower or the Subsidiaries; or

(g) has assumed the Environmental Liability for any Person pursuant to any order, decree or judgment by which it is bound.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Restatement Date. As of the Restatement Date, such insurance is in full force and effect and all premiums are current. The Borrower and any Subsidiaries are insured by reputable insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. None of the Borrower or any Subsidiary (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties,

a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof and (i) in the case of the Pledged Collateral, upon the earlier of (A) when such Pledged Collateral is delivered to the Collateral Agent and (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and (ii) in the case of all other Collateral described therein (other than Intellectual Property Collateral (except to the extent that Article 9 of the UCC is applicable to the perfection of Liens therein), deposit accounts and other Collateral that may not be perfected solely by filing a financing statement), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Secured Parties in such Collateral and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other person (except, in the case of all Collateral other than Pledged Collateral, for Permitted Liens and except, in the case of Pledged Collateral, for non-consensual Permitted Liens).

(b) The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof and in the case of the Pledged Equity Interest (as such term is used in the Pledge and Security Agreement). Upon filing of a financing statement in office of the Secretary of State of the State of Delaware, the Lien created under the Pledge and Security Agreement shall constitute a perfected Lien on, and security interest in that portion of the Pledged Equity Interest (as such term is used in the Pledge and Security Agreement) in which a security interest may be perfected by filing a financing statement in such office in Delaware, and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other person, except Permitted Liens that are contractually or by operation of law pari passu or prior to the security interest that may be perfected by the filing described in this paragraph (“Permitted Prior Liens”).

(c) The Mortgage is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Site and the other Mortgaged Property thereunder and proceeds thereof, and when such Mortgage is filed or recorded in the applicable filing or recording office, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except for Permitted Prior Liens).

(d) The Control Agreements are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, all of the Loan Parties’ right, title and interest in and to each deposit account or securities account of a Loan Party and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other person (except, in the case of all Collateral other than Pledged Collateral, for Permitted Liens and except, in the case of Pledged Collateral, for non-consensual Permitted Prior Liens).

SECTION 3.20. Labor Matters. As of the Restatement Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as set forth on Schedule 3.20, the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.21. Liens. As of the Restatement Date, there are no Liens of any nature whatsoever on any of the properties or assets of the Borrower or any of the Subsidiaries (other than, in the case of Equity Interests in the Borrower and the Subsidiaries, the first priority Liens in respect of the this Agreement and non-consensual Permitted Liens and, in the case of all properties or assets other than Equity Interests in the Borrower and the Subsidiaries, Permitted Liens).

SECTION 3.22. Intellectual Property. The Borrower and each of the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.23. Solvency. Immediately after the consummation of the Transactions to occur on the Restatement Date and immediately following the making of each Term Loan and after giving effect to the application of the proceeds of each Term Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Date.

SECTION 3.24. Energy Regulation.

(a) The Borrower is not deemed by any Governmental Authority to be subject to financial, organizational or rate regulation as an “electric utility,” “electric corporation,” “electrical company,” “gas utility,” “steam company,” “steam utility,” “public-utility company,” “public utility” or “holding company,” “water utility,” “public service company” or similar entity under any law of the United States, any state or any political subdivision of the United States or any state, as such laws exist as of the Restatement Date, except that the Borrower (i) is a “public utility” and an “electric utility” under the FPA that has been granted market-based rate authorization by FERC under the FPA and an Exempt Wholesale Generator as defined in PUHCA 2005, and is subject to regulation under the FPA, and (ii) may be a “public-utility holding company” and an “electric utility company” under PUHCA 2005, and (iii) is a “public utility” under the Pennsylvania state public utility law, and may be subject to regulation under the Pennsylvania state law as a “public utility”, except as to the rates, terms and conditions of wholesale power sales from the Project which rates, terms and conditions are not themselves subject to regulation under Pennsylvania state public utility law (as such law is interpreted and applied by applicable judicial and administrative bodies).

(b) None of the Lenders will be, solely by reason of (i) the making of any Term Loan, (ii) the securing of the Obligations by Liens on the Collateral or (iii) any other transaction contemplated by any Loan Document and without regard to any other activity of such Lender, deemed by any Governmental Authority to be, subject to regulation as, an “electric utility,” “electric corporation,” “electrical company,” “gas utility,” “steam company,” “steam utility,” “public-utility company,” “public utility” or “holding company,” “water utility,” “public service company” or similar entity under any law of the United States, any state or any political subdivision of the United States or any state, as such laws exist as of the Restatement Date; provided that the foregoing shall not apply upon the exercise by any Lender of its remedies under any Loan Document.

(c) None of the Lenders will be, solely by reason of ownership or operation of the Project upon the exercise of its remedies under any Loan Document, and without regard to any other activity of any Lender, deemed by any Governmental Authority to be subject to financial, organizational or rate regulation as an “electric utility,” “electric corporation,” “electrical company,” “gas utility,” “steam company,” “steam utility,” “public-utility company,” “public utility” or “holding company,” “water utility,” “public service company” or similar entity under any law of the United States, any state or any political subdivision of the United States or any state, as such laws exist as of the Restatement Date, except that (i) if a Lender assumes direct ownership or operation of the Project the Lender would be (A) a “public utility” and an “electric utility” under the FPA, subject to regulation under the FPA and required to demonstrate its continuing qualification for market-based rate authorization by FERC under the FPA and (B) a “public utility” under the Pennsylvania state public utility law, and may be subject to regulation under the Pennsylvania state law as a “public utility”, except as to the rates, terms and conditions of wholesale power sales from the Project which rates, terms and conditions are not themselves subject to regulation under Pennsylvania state public utility law (as such law is interpreted and applied by applicable judicial and administrative bodies); and (ii) if a Lender assumes ownership of the Borrower, the Lender may be subject to regulation under certain sections of the FPA, including Section 301(c), and the Borrower will be required to demonstrate its continuing qualification for market-based rate authorization by FERC under the FPA.

SECTION 3.25. Sufficiency of Material Agreements. Other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, the Easements and other rights granted, or to be granted, pursuant to the Material Agreements in effect as of the Restatement Date:

(a) comprise all of the property interests necessary to secure any right material to the ownership, operation and maintenance of the Project in accordance with all legal requirements, all without reference to any proprietary information not owned by or available to Borrower;

(b) are sufficient to enable the Project to be located and operated on the Site and the Easements; and

(c) provide adequate ingress and egress from the Site for any reasonable purpose in connection with the operation of the Project.

There are no services, materials or rights required for operation and maintenance of the Project in accordance with the Material Agreements and the assumptions that form the basis of projections delivered pursuant to Section 4.01(l) hereof, other than those (i) to be provided under the Material Agreements as in effect on the Restatement Date or (ii) that can reasonably be expected to be commercially available at or for delivery to the Site on commercially reasonable terms consistent with such projections.

SECTION 3.26. Utilities. All utility services necessary for the operation of the Project consistent with the projections delivered pursuant to Section 4.01(l) hereof are available at the Project or can reasonably be expected to be so available as and when required upon commercially reasonable terms consistent with such projections.

SECTION 3.27. Other Facilities. Borrower possesses, or the counterparties to the Material Agreements in effect on the Restatement Date pursuant to which interconnection facilities will be operated for the benefit of the Project, possess and are obligated to provide or make available to Borrower, all necessary easements, rights of way, licenses, agreements and other rights for the construction, interconnection and utilization of the interconnection facilities (including fuel, water, wastewater and electrical) except for such that would not otherwise cause a Material Adverse Effect.

SECTION 3.28. Subdivision. The Site has been subdivided or entitled to exception therefrom, and for all purposes the Site may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels.

ARTICLE IV.

Conditions of Lending

The amendment and restatement of the Original First Lien Credit Agreement on the Restatement Date is subject to the following:

SECTION 4.01. Conditions. On the Restatement Date:

(a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Dewey Ballantine LLP, counsel for the Borrower and other Loan Parties, substantially to the effect set forth in Exhibit J-1 and (ii) Blank Rome LLP Pennsylvania local counsel for the Administrative Agent, substantially to the effect set forth in Exhibit J-2, each (A) dated the Restatement Date, (B) addressed to the Administrative Agent, the Arranger, the Syndication Agent and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Arranger or the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated herein, and the Borrower and the other Loan Parties hereby request such counsel to deliver such opinion.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of the Pledgor and of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Pledgor and of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Pledgor and of each Loan Party dated the Restatement Date and certifying (A) that attached thereto is a true and complete copy of the LLC Agreement of such Pledgor or Loan Party, as applicable, as in effect on the Restatement Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members of such Pledgor or Loan Party, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which such person is a party, in the case of the Borrower, the borrowings hereunder, in the case of each Pledgor or Loan Party, as applicable, the granting of the Liens contemplated to be granted by it under the Security Documents and, in the case of each Subsidiary Guarantor, if any, the Guaranteeing of the Obligations as contemplated by the Guarantee and Collateral Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Pledgor or Loan Party, as applicable, have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Pledgor or Loan Party, as applicable; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii), which shall be incorporated in the certificate of the Secretary or Assistant Secretary noted above; and (iv) such other documents as the Administrative Agent, the Arranger or the Lenders may reasonably request.

(c) The Administrative Agent shall have received a certificate, dated the Restatement Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (p) and (q) of this Section.

(d) The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each of the Borrower and each Subsidiary Guarantor, (iii) the Pledge and Security Agreement executed by the parties thereto, (iv) the Intercreditor Agreement executed by the parties thereto, (v) the Lien Subordination Agreement executed by the parties thereto (including a joinder thereto executed by U.S. Bank National Association, the Collateral Agent and the Second Lien Collateral Agent), (vi) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower and (vii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(e) The Borrower and the Pledgor shall have executed and delivered the Omnibus Reaffirmation Agreement, pursuant to which the Borrower shall have reaffirmed its grant to the Collateral Agent, for the ratable benefit of the Secured Parties, of first priority perfected Liens on the Collateral (subject to, in the case of all Collateral other than Pledged Collateral, only to

Permitted Liens and, in the case of Pledged Collateral other than the Equity Interests in the Borrower to non-consensual Permitted Liens), subject, in each case, to any applicable filing or recording requirements. The Pledged Collateral shall have been duly and validly pledged under the Guarantee and Collateral Agreement or the Pledge and Security Agreement, as applicable, to the Collateral Agent, for the ratable benefit of the Secured Parties, and certificates representing such Pledged Collateral, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent.

(f) The Collateral Agent shall have received a duly executed Perfection Certificate dated on or prior to the Restatement Date. The Collateral Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Pledgor, the Borrower and those of the Subsidiaries that shall be Subsidiary Guarantors or shall otherwise have assets that are included in the Collateral, and such search shall reveal no Liens on any of the assets of the Borrower or any of such Subsidiaries except, in the case of Collateral other than Pledged Collateral, for Permitted Liens and except for Liens to be discharged on or prior to the Restatement Date pursuant to documentation reasonably satisfactory to the Collateral Agent.

(g) After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower shall have outstanding no Indebtedness or preferred stock other than (i) the Term Loans, (ii) the Second Lien Term Loans and (iii) other limited Indebtedness satisfactory to the Arranger and the Administrative Agent and set forth on Schedule 6.01(a).

(h) The Arranger and the Administrative Agent shall have received unaudited financial statements of the Borrower for the fiscal year ending December 31, 2005 and the fiscal quarter ending March 31, 2006.

(i) The Arranger and the Administrative Agent shall have received projections of the Borrower for the years 2006 through 2009, in form and substance reasonably satisfactory to the Administrative Agent.

(j) The Arranger and the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that the Borrower is solvent, after giving effect to the Transactions and the other transactions contemplated hereby (as measured by the tests described in Section 3.23).

(k) All governmental and (to the extent such consent could be material) third party consents and approvals with respect to the Transactions to the extent required shall have been obtained, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

(l) The Arranger and the Administrative Agent shall have received, at least three Business Days prior to the Restatement Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(m) The Administrative Agent shall have received (and shall provide to each of the Arranger and the Collateral Agent where appropriate) evidence that insurance required by Section 5.02 is in effect including the receipt of the insurance certificates required by the Guarantee and Collateral Agreement; such certificates shall name the Collateral Agent as the loss payee for the benefit of the Secured Parties, their successors and assigns.

(n) The Borrower shall have paid (a) to the Arranger and the Administrative Agent any and all fees and expenses thereof that are due and owing as of the Restatement Date in connection with the Transactions and (b) to each lender under the Original First Lien Credit Agreement, a prepayment fee equal such lender’s percentage of the outstanding principal amount of the loans under the Original First Lien Credit Agreement multiplied by $625,000.

(o) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(p) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the Restatement Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(q) At the time of and immediately after the Restatement Date, no Default or Event of Default shall have occurred and be continuing.

(r) The Administrative Agent shall have received a date-down endorsement to the Original Title Policy, which endorsement shall provide for insurance, effective as of the Restatement Date, and shall otherwise be in form and substance satisfactory to the Administrative Agent.

(s) The Administrative Agent shall have received a copy of an order issued by FERC authorizing Borrower to sell electricity at market-based rates.

(t) The Administrative Agent shall have received reasonably satisfactory evidence that all potable water, sewer, telephone, electric and all other utility services necessary for the ownership, operation and maintenance of the Project are either contracted for, or readily available on commercially reasonable terms, at the Project.

(u) The Administrative Agent shall have received a copy of the Survey and such Survey shall be in form and substance reasonably satisfactory to the Administrative Agent.

(v) The Borrower shall have received proceeds of the Second Lien Term Loans in the amount of $50,000,000 and shall have applied $25,000,000 of such proceeds to reduce the principal amount outstanding under the Original First Lien Credit Agreement.

ARTICLE V.

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate legal existence and its rights and material franchises, except as otherwise expressly permitted under Section 6.05.

(b) Continue to conduct its business in substantially the manner in which it is presently conducted or as otherwise permitted hereunder, comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; comply in all material respects with the terms of, and enforce its rights under, each Material Agreement so as to not permit any material uncured default on its part to exist thereunder; and at all times maintain and preserve the Project and all other property used or useful in the conduct of such business and keep such property in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, improvements and replacements thereto consistent with industry practices.

SECTION 5.02. Insurance. Keep the Project adequately insured at all times by reputable insurers; maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), as is customary with companies in the same or similar businesses; maintain such other insurance as may be required by law; at the request of the Collateral Agent, name the Collateral Agent as a “loss payee” in respect of property insurance and an “additional insured” in respect of other insurances; and maintain all insurance in effect as of the Restatement Date as set forth in Schedule 3.18.

SECTION 5.03. Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such material tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto to the extent required under GAAP.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:

(a) within 120 days after the end of each fiscal year through the Term Loan Maturity Date, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations during such year, together with comparative figures for the immediately preceding fiscal year, if applicable, all audited by independent public accountants of recognized national standing (or as otherwise approved by the Administrative Agent in its reasonable discretion) and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year through the Term Loan Maturity Date, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, in each case, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)(i) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of a Financial Officer certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow and (ii) concurrently with any delivery of the annual financial statements with respect to the preceding fiscal year pursuant to paragraph (a) above, deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section I of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Restatement Date or the date of the most recent certificate delivered pursuant to this Section;

(d) promptly, but in no event later than ten (10) Business Days after the existence of any of the following conditions, a duly executed certificate of a Responsible Officer of Borrower specifying in detail the nature of such condition and Borrower’s proposed response thereto: (a) the receipt by Borrower of any written communication from a Governmental Authority that alleges that Borrower is not in compliance in any material respect with any material Environmental Law; or (b) Borrower shall obtain knowledge of any event that could form the basis of an Environmental Liability that could reasonably be expected to have a Material Adverse Effect;

(e) copies of all notices of material breach or violation given or received by Borrower pursuant to any of the Material Agreements other than routine correspondences, given or received in the ordinary course of business relating to routine aspects of financing, operating, maintaining or using the Project;

(f) promptly after the receipt thereof by the Borrower, copies of any Permit obtained by Borrower or any other Person after the Restatement Date; and

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, the Arranger or any Lender may reasonably request, including with respect to applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (for distribution to each Lender) written notice of the following promptly after any Responsible Officer obtains knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event described in clause (b) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $2,500,000; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06. Information Regarding Collateral. Furnish to each of the Administrative Agent and the Collateral Agent prompt written notice of any change (a) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (b) in the location of any Loan Party’s chief executive office or, if different, its principal place of business, any office in which it maintains books or records relating to material Collateral owned by it or any office or facility at which material Collateral owned by it is located (including the establishment of any such new office or facility), (c) in any Loan Party’s identity or corporate structure or (d) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower also agrees promptly to notify each of the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Environmental Assessments. (a) Keep proper books of record and account with respect to its business activities in which proper entries in conformity with GAAP are made of all financial transactions. The Borrower will, and will cause each of the Subsidiaries to, during normal business hours, from time to time upon three Business Days’ prior notice, unless a Default or Event of Default shall be continuing, and as frequently as the Administrative Agent reasonably determines to be appropriate, permit the Administrative Agent or any Lender, in each case, at the expense of the Administrative Agent or such Lender, respectively, to visit and inspect the financial records and the properties of the Borrower, as the case may be, or any of the Subsidiaries and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender (acting through the Administrative Agent), in each case, at the expense of the Administrative Agent or such Lender, respectively, to discuss the affairs, finances and condition of the Borrower, as the case may be, or any of the Subsidiaries with the officers thereof and independent accountants therefor.

(b) In the event that the Administrative Agent or any Lender reasonably believes that Hazardous Materials have been Released or are threatened to be Released on or from any Real Property or other facility of the Borrower or the Subsidiaries or that any such property or facility is not being operated in material compliance with applicable Environmental Law, the Administrative Agent may, at its election and after reasonable notice to the Borrower, retain an independent engineer or other qualified environmental consultant to evaluate whether Hazardous Materials are present in the soil, groundwater, or surface water at such Real Property or facility or whether the facilities or properties are being operated and maintained in compliance with applicable Environmental Laws. Such environmental assessments may include detailed visual inspections of the Real Property or facility, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and groundwater samples as well as such other reasonable investigations or analyses as are necessary. The scope of any such environmental assessments under this paragraph shall be determined in the reasonable discretion of the Administrative Agent. The Borrower shall, and shall cause each of the Subsidiaries to, cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have full access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. All environmental assessments conducted pursuant to this paragraph shall be at the Borrower’s sole cost and expense.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Term Loans for the purposes set forth in Section 3.13.

SECTION 5.09. Additional Collateral, etc. (a) With respect to any Collateral acquired after the Restatement Date by the Borrower or any other Loan Party (other than any Collateral described in paragraphs (b), (c) or (d) of this Section and other than the PJM Receivables) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a first priority perfected security interest (subject to any Permitted Liens), promptly (and, in any event, within 10 days following the date of such acquisition or such latter date approved by the Administrative Agent), (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral (subject to Permitted Liens), including the execution and delivery of a Control Agreement with respect to each deposit account or securities account that is established by a Loan Party after the Restatement Date.

(b) With respect to any fee interest in any Collateral consisting of material Real Property (as reasonably determined by the Administrative Agent) acquired after the Restatement Date by the Borrower or any other Loan Party, promptly (and, in any event, within 30 days following the date of such acquisition or such latter date approved by the Administrative Agent) (i) if and to the extent reasonably requested by the Administrative Agent, execute and deliver a first priority Mortgage or amendments or modifications to Mortgages (in each case, subject to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents along with any related financing statements so requested, (ii) if and to the extent reasonably requested by the Administrative Agent, provide the Secured Parties with title insurance or comparable endorsements or supplements to the Title Policy, in an amount at least equal to the purchase price of such Real Property (or such lesser amount as reasonably agreed to by the Administrative Agent), which may be subject, in each case, to Permitted Liens (which, in the case of Permitted Liens described in clause (c) of Section 6.02, shall be reasonably acceptable to the Administrative Agent), (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent and (iv) deliver to the Administrative Agent a notice identifying, and upon the Administrative Agent’s request, provide a copy of, the consultant’s reports, environmental site assessments or other documents, in each case, to the extent available to, and relied upon by, the Borrower or any other Loan Party to determine that any such real property included in such Collateral does not contain Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in a material Environmental Liability.

(c) With respect to any Subsidiary created or acquired after the Restatement Date by the Borrower or any of the Subsidiaries in accordance with Section 6.12, promptly (and, in any event, within 20 days following such creation or the date of such acquisition or such latter date approved by the Administrative Agent) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Equity Interests in such new Subsidiary that are owned by the Borrower or any of the Subsidiaries, (ii) deliver to the Collateral Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement (and provide Guarantees of the Obligations) and (B) to take such actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.

SECTION 5.10. Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower, the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from the Borrower or any of the Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 5.11. Miscellaneous Business Covenants. The Borrower shall and shall cause each of the Subsidiaries to: (a) maintain entity records and books of account separate from those of any other entity; (b) not commingle its funds or assets with those of any other entity, and (c) provide that the board of directors or other analogous governing body of such entity will hold all appropriate meetings to authorize and approve such entity’s actions.

SECTION 5.12. Material Agreements. Furnish to the Administrative Agent a copy of any material agreement entered into after the Restatement Date.

SECTION 5.13. Collateral Assignment. With respect to any material agreement entered into after the Restatement Date, use commercially reasonable efforts to include in each such material agreement a provision allowing for the collateral assignment of the agreement to the Administrative Agent.

SECTION 5.14. Payments Under Gas Supply Contract. Furnish to the Administrative Agent on or prior to the last calendar day of each month, a certificate of a Responsible Officer setting forth (a) amounts invoiced under all Gas Supply Contracts for the prior calendar month and (b) the aggregate PJM Receivable for the prior calendar month.

SECTION 5.15. Compliance with FPA and PUHCA 2005. The Borrower shall take or cause to be taken all necessary or appropriate actions so that Borrower and the Project remain in compliance with the requirements of the FPA and the Public Utility Holding Company Act of 2005, and all regulations thereunder, except to the extent any such non-compliance would not result in a Material Adverse Effect.

ARTICLE VI.

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, the Borrower will not, nor will it cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness; Preferred Stock. Incur, create, issue, assume or permit to exist any preferred stock or any Indebtedness, except:

(a) Indebtedness existing on the Restatement Date and set forth in Schedule 6.01(a);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Subsidiary incurred to finance the improvement of the Project, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that (i) such original Indebtedness is incurred prior to or within 90 days after the completion of such improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(c), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(d), shall not exceed $2,500,000 at any time outstanding;

(d) purchase money Indebtedness and Capital Lease Obligations of the Borrower or any Subsidiary in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(c), not exceeding $2,500,000 at any time outstanding;

(e) Indebtedness in respect of the Second Lien Credit Agreement in an aggregate principal amount of up to $50,000,000 at any time outstanding, less the amount of any principal payments made thereon after the date of initial funding which are accompanied by a permanent reduction in the commitments thereunder, and any Permitted Refinancing Indebtedness in respect of such Indebtedness (which shall be limited to the then outstanding principal amount thereof);

(f) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly covered by the Borrower or any Subsidiary;

(h) Indebtedness secured by Liens permitted under Section 6.02(q);

(i) unsecured Indebtedness of the Borrower arising from obligations to pay Affiliate Credit Support Reimbursement Amounts so long as such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement; and

(j) other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $2,500,000 at any time outstanding.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (each a “Permitted Lien”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Restatement Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Restatement Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) Title Exceptions, easements, rights of way, zoning restrictions, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and other minor defects as irregularities in title (including leasehold title) existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries;

(d) Liens for taxes or assessments or other governmental charges (including sewer and water charges) not yet delinquent or which are being contested in compliance with Section 5.03;

(e) inchoate and unperfected workers’, suppliers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens or possessory liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(f) pledges or deposits securing statutory obligations under workmen’s compensation, unemployment insurance, social security laws or regulations or public liability laws or similar legislation (excluding Liens under ERISA);

(g) pledges or deposits to secure the performance of bids, tenders, contracts (other than for the payment of money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount not in excess of $2,500,000;

(h) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party in an aggregate amount not in excess of $2,500,000;

(i) purchase money security interests (including in connection with Capital Lease Obligations) in real property, improvements thereto or other fixed or capital assets hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(j) any attachment or judgment Liens not constituting an Event of Default under Article VII;

(k) any interest or title of a lessor or sublessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased;

(l) Liens on the Collateral securing obligations in an aggregate amount not in excess of $50,000,000 under the Second Lien Credit Agreement or any refinancing thereof permitted hereunder and having the same priority of Liens afforded thereto;

(m) Liens arising from precautionary UCC financing statement filings regarding operating leases which do not constitute Indebtedness;

(n) Liens securing any Heat Rate Call Option; provided that all such Liens are subordinated to the Liens securing the Obligations in accordance with, and otherwise subject to, the terms of the Lien Subordination Agreement; provided that such Liens do not secure such obligations at any time, whether contingent or otherwise, on a marked to market basis, in excess of $55,000,000;

(o) the Lien established pursuant to the Gas Supply Security Agreement;

(p) Liens, pari passu with the Liens securing the Obligations, to the extent securing Borrower’s obligations under a Heat Rate Call Option Agreement, any interest rate Hedging Agreement, power purchase agreements, agreements for the sale of energy and/or capacity, tolling arrangements or similar arrangements; provided that (a) the outstanding amount secured thereby does not exceed in the aggregate $30,000,000 at any one time, (b) the creditor holding such Lien has executed an agreement with the Collateral Agent with respect to such Lien containing substantially the terms set forth on Schedule 6.02(p) and otherwise in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent, and (c) the creditor holding such Liens has entered into a modification to the Lien Subordination Agreement and the Intercreditor Agreement with the parties to such agreements to allow such pari passu priority treatment of such Liens;

(q) Liens not otherwise permitted by this Section 6.02 in favor of Persons who are not Affiliates of the Borrower so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1,000,000 at any one time; and

(r) Liens securing any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging interest rate exposure and not for speculative purposes.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, respectively.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other person (all of the foregoing, “Investments”), except:

(a) Investments after the Restatement Date by the Borrower in the Equity Interests of the Subsidiaries; provided that (A) any such Equity Interests shall be pledged pursuant to the Guarantee and Collateral Agreement;

(b) Permitted Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in accordance with customary practices;

(d) Investments existing on the Restatement Date and set forth on Schedule 6.04;

(e) extensions of trade credit in the ordinary course of business;

(f) Investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.05;

(g) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary; and

(h) the Borrower and its Subsidiaries may acquire and hold cash.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except for (i) sales, transfers, leases, issuances and other dispositions of assets not constituting an Asset Sale pursuant to the definition thereof and Asset Sales permitted under the terms and conditions of Section 6.05(b), (ii) the purchase and sale by the Borrower or any Subsidiary of capacity and energy in the ordinary course of business, (iii) the sale or discount by the Borrower or any Subsidiary in each case without recourse and in accordance with customary practices of overdue accounts receivable arising in accordance with customary practices, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction) and (iv) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (x) the merger or consolidation of any wholly owned Subsidiary into or with the Borrower in a transaction in which the Borrower is the surviving corporation, (y) the merger or consolidation of any wholly owned Subsidiary into or with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration, or (z) the conveyance of all or substantially all of the assets of any Subsidiary to the Borrower.

(b) Engage in any Asset Sale otherwise permitted under paragraph (a) above unless in the ordinary course of business and where (i) such Asset Sale is for consideration at least 75% of which is cash (and no portion of the remaining consideration shall be in the form of Indebtedness of the Borrower or any Subsidiary), (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of (as determined in good faith by the Borrower), (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed (A) $1,000,000 individually or (B) $5,000,000 in the aggregate for any fiscal year and (iv) the Net Cash Proceeds of such Asset Sale are applied in accordance with Section 2.13 if and to the extent required thereby.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, so long as the Borrower is treated as a partnership or a “disregarded entity” for federal income tax purposes, that the Borrower may, on any Tax Distribution Date, distribute the Tax Distribution Amount to the Pledgor after payment of interest due and payable on the Obligations as of such date and payment of O&M Costs due and payable on or prior to such date; provided, further, that the Borrower may distribute up to $25,000,000, less transaction fees, of the proceeds of the Second Lien Term Loans to one or more Affiliates on or within five Business Days following the Restatement Date; provided, finally, that if (i) immediately before and after giving effect thereto, no Default or Event of Default has occurred and is continuing and (ii) except in respect of Restricted Payments made or declared on the Restatement Date, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating to the reasonable satisfaction of the Administrative Agent that the ratio of (A) Operating Revenues less O&M Costs during the prior four fiscal quarters of the Borrower, to (B) interest payable on the Term Loans and the Second Lien Term Loans during such period, was at least 1.30/1.00, then, within ninety (90) Business Days following the end of the most recent fiscal quarter of the Borrower, the Borrower may make Restricted Payments in an amount not to exceed the sum of (I) 35% of Excess Cash Flow of the Borrower during such fiscal quarter, together with the Rejected Excess Cash Prepayment Amount, if any, for such fiscal quarter and (II) all Retained Distributable Cash not previously distributed under this Section 6.06 or applied to prepayment of Term Loans pursuant to Section 2.12(d)(ii). For purposes of this Section 6.06, “Retained Distributable Cash” shall mean the sum of (a) for each fiscal quarter, 35% of Excess Cash Flow of the Borrower for such fiscal quarter plus the Rejected Excess Cash Prepayment Amount, if any, for such fiscal quarter, plus interest, if any, received by the Borrower on such amounts and (b) the sum of such amounts in this clause (a) for previous fiscal quarters which amounts were not distributed under Section 6.06 or prepaid under Section 2.12(d)(ii).

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Second Lien Loan Document as in effect on the Restatement Date or related documents, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) customary fees may be paid to non-officer directors of the Borrower and its subsidiaries, (c) Borrower may reimburse LS Equity Advisors, LLC or its Affiliates for amounts incurred in respect of asset management services relating to the Project in an aggregate amount not to exceed the Asset Management Payment Limit and (d) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, fees may be paid to the Permitted Holders in an aggregate amount not to exceed $1,000,000 in any one fiscal year plus all out-of-pocket costs and expenses incurred by the Permitted Holders, in each case in connection with their performance of management, consulting, monitoring, financial advisory or other services with respect to the Borrower and the Subsidiaries.

SECTION 6.08. Business of the Borrower and Subsidiaries; Limitation on Hedging Agreements. (a) Engage at any time in any business other than the businesses conducted by it as of the Restatement Date and business activities related thereto.

(b) Enter into any Hedging Agreement other than (i) any such agreement or arrangement entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, (ii) any such agreement entered into to hedge against fluctuations in the process of commodities owned or purchased by it and fluctuations in interest rates or currency incurred in a manner consistent with prudent business practice, and (iii) Heat Rate Call Options; provided that in each case such arrangements or arrangements shall not have been entered into for speculation purposes.

SECTION 6.09. Other Indebtedness and Agreements; Modifications of Certain Agreements. (a) Except in each case for changes to the Second Lien Credit Agreement that are permitted by the provisions of the Schedule 6.01(e), amend, restate, supplement, modify or otherwise change the terms of the Second Lien Credit Agreement or any other indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of its subsidiaries is outstanding or make any payment consistent with an amendment, restatement, supplement or modification thereof or other change thereto, if the effect of such amendment, restatement, supplement, modification or change is to increase the interest rate on the applicable Indebtedness or increase the cash portion of any interest required to be paid thereon, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period or threshold related thereto), change the redemption, prepayment or defeasance provisions thereof (other than (i) to reduce any premium payable or (ii) to provide for or increase any prepayment premium in exchange for an equivalent decrease in the applicable interest rate thereon), change any subordination provisions thereof (or any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment, restatement, supplement, modification or change, together with all other amendments, restatements, supplements, modifications or changes made, is to increase the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or trustee or other representative on their behalf) which would be materially adverse to the Borrower, any of its subsidiaries, the Agents or the Lenders.

(b)(i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness, except (A) the payment of the Indebtedness created hereunder, (B) refinancings of Indebtedness permitted by Section 6.01 or (C) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

SECTION 6.10. Fiscal Year. Change its fiscal year-end to a date other than December 31 without the prior written consent of the Administrative Agent.

SECTION 6.11. Accounts. Maintain, establish or use any deposit account or securities account other than accounts subject to the Control Agreement and other than the Cinergy Account.

SECTION 6.12. Subsidiaries. Form any Subsidiary without the prior written consent of the Required Lenders.

SECTION 6.13. Use of Site. Use, or permit to be used, the Site for any purpose other than for the operation and maintenance of the Project.

SECTION 6.14. Hazardous Materials. Release into the environment any Hazardous Materials in violation of any applicable Environmental Laws, legal requirements or applicable Permits, except for any Release that could not reasonably be expected to materially impair the value of the Site and the Collateral, taken as a whole, and could not otherwise reasonably be expected to have a Material Adverse Effect.

SECTION 6.15. Payments For Asset Management Services. Pay amounts to LS Equity Advisors, LLC as cost reimbursement in respect of asset management services relating to the Project in excess of the Asset Management Payment Limit.

SECTION 6.16. Payments of Affiliate Credit Support Reimbursement Amounts. Pay Affiliate Credit Support Reimbursement Amounts on an annual basis in excess of the Affiliate Credit Support Reimbursement Limit.

ARTICLE VII.

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation or warranty in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in (i) the payment of any interest on any Term Loan or any Fee or (ii) any other amount (other than an amount referred to in (b) above) due under any Loan Document, in the case of clause (i) or (ii), when and as the same shall become due and payable, and, in the case of clause (i) or (ii), such default shall continue unremedied for a period of five Business Days and, in the case of clause (ii), following the Administrative Agent’s demand for such payment;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI (other than Sections 6.14, 6.15 and 6.16);

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days following the earlier of a Responsible Officer becoming aware of the same or written notice of the same having been given to the Borrower by the Administrative Agent or any Lender;

(f) (i) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure to pay shall result in an event of default under such Material Indebtedness, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or other similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed or unstayed for 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or other similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(j) an ERISA Event described in clause (b) of the definition thereof shall have occurred or any other ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $5,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny that it has any further liability under its Guarantee (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected and, with respect to the Secured Parties, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien on any material Collateral covered thereby, except to the extent that any such loss of perfection or priority results from a disposition of Collateral otherwise permitted by the Loan Documents;

(m) [Intentionally Omitted.];

(n) Borrower shall become subject to, or not exempt from rate regulation as a public utility under the laws of the State of Pennsylvania as presently constituted and as construed by the courts of Pennsylvania; or

(o) Any “event of default” (howsoever defined) shall occur under the CS Heat Rate Call Option Agreement or any successor or replacement Heat Rate Call Option and shall not be cured within 90 days of the occurrence thereof;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event the following actions may be taken: the Administrative Agent may, and at the request of the Required Lenders shall, declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon, any Prepayment Fee payable pursuant to Section 2.11(b) any other unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Term Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Term Loans then outstanding, together with accrued interest thereon and any other unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.

ARTICLE VIII.

The Agents and the Arranger

Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Security Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any of their respective Affiliates as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as any Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08). No Agent or any of its Related Parties shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or in connection herewith or therewith, except for any liability that is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Agent. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any Subsidiary), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may (and at any time if demanded by the Required Lenders shall) resign at any time by notifying the Lenders and the Borrower. Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Arranger and the Syndication Agent, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arranger, the Syndication Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arranger, the Syndication Agent or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX.

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)	if to the Borrower, to:

Ontelaunee Power Operating Company
c/o LS Power Development, LLC
Two Tower Center, 20th Floor
East Brunswick, NJ 08816
Attn: Corporate Counsel
Telephone: (732) 249-6750
Facsimile: (732) 249-7290

(b)	if to the Administrative Agent or the Collateral Agent, to:

GSO Capital Partners LP
280 Park Avenue
New York, NY 10017
Attn: Chris Sullivan
Telephone: (212) 503-2117
Facsimile: (212) 503-6930

(c) if to a Lender, to it at its address (or fax number) set forth in the Lender Addendum or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Arranger, the Syndication Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan

Commitment and the Term Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and notice of such assignment shall be provided to the Borrower, (ii) in the case of any assignment to a person designated as an Ineligible Assignee at the time of such assignment, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that such consent of the Borrower in the case of clause (b)(ii) above shall not be required to any such assignment (A) made to a Lender or an Affiliate or Related Fund of a Lender, (B) during the continuance of any Default or (C) in connection with the initial syndication of the facility, (iii) the amount of the Term Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Term Loan Commitment) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Term Loan Commitment), (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, or (B) manually executed and, in the case of each of clause (A) and (B), delivered together with, except in the case of an assignment by or to either of the Arranger or any Affiliate of either of the Arranger, a processing and recordation fee of $3,500) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and the outstanding balances of its Term Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger, the Syndication Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to any entry relating to such Lender’s Term Loans), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Administrative Agent and (to the extent required hereby) the Borrower to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any Fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans, increasing or extending the Term Loan Commitments or releasing any material Guarantor (other than in connection with Asset Sales permitted by Section 6.05) or all or substantially all of the Collateral) and (v) the Borrower and any Loan Party shall have no obligations or duty to any participant except as provided herein.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of any Information (as defined in Section 9.16), each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Except as provided in this Section 9.04, no Lender shall, as between the Borrower and that Lender, or Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Term Loans or other Obligations owed to such Lender.

(i) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(k) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent and the Arranger in connection with the syndication of the credit facilities provided for herein (including any assignment fees payable in connection with the initial syndication of the facility pursuant to an electronic settlement system) and the preparation (provided that such fees, disbursements and other charges of Latham & Watkins LLP in connection with such preparation of this Agreement, the Second Lien Credit Agreement, the Loan Documents and the Second Lien Loan Documents, together with associated local counsel fees, title insurance, real estate costs, disbursements and out-of-pocket expenses shall not in the aggregate exceed $220,000) and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Term Loans made hereunder, including in each case the reasonable fees, disbursements and other charges of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, disbursements and other charges of any counsel for the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arranger or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arranger, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and reasonable out-of-pocket expenses, including reasonable counsel fees, disbursements and other charges (“Losses”) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) to the extent such Losses arise out of or relate to the Transactions, any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Syndication Agent or the Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Syndication Agent or the Arranger, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Syndication Agent or the Arranger in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Term Loan Commitments at the time.

(d) To the extent permitted by applicable law, no Indemnified Party or the Borrower shall assert, and each hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Term Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arranger or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent in writing following any such set off; provided that the failure to give such notice shall not affect the validity of such set off and application.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified (other than amendments made to correct typographical errors which shall only require the written agreement of the Borrower and the Administrative Agent) except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or date for the payment of any interest on any Term Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Term Loan (except in connection with the waiver of applicability of any post-default increase in interest rates and except for any waiver with respect to mandatory prepayments under Section 2.13, which waiver in each case shall be effective with the consent of the Required Lenders), without the prior written consent of each Lender affected thereby, (ii) increase or extend the Term Loan Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(k), the provisions of this Section or the definition of the term “Required Lenders” insofar as such definition affects the substance of this Section, or release any material Guarantor, without the prior written consent of each Lender, (iv) release all or substantially all of the Collateral without the prior written consent of each Lender, or (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(j) without the written consent of such SPC; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all Fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan with applicable law, the rate of interest payable in respect of such Term Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 9.09, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, the Administrative Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof and may not be modified, amended or waived except as set forth in Section 9.08. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arranger and the Lenders ) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile transmission or e-mail PDF delivery shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arranger or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agree to use commercially reasonable efforts (equivalent to the efforts each such person applies to maintain the confidentiality of its own confidential information) to maintain the confidentiality of all Information (defined below) for a period of two years following the receipt thereof, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) as on the advice of counsel, to the extent required by applicable laws or regulations or by any subpoena or similar legal process and, to the extent practicable, with prior notice to the Borrower so as to afford the Borrower the opportunity to seek a protective order or other remedy aimed at protecting confidentiality, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower.

SECTION 9.17. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

SECTION 9.18. Separateness. The Lenders acknowledge (a) the separateness of the Borrower and the Subsidiaries from each other and from other persons, (b) that each of the Borrower and the Subsidiaries have assets and liabilities that are separate from those of each other and from those of other persons, (c) that the obligations of the Borrower and Guarantors under this Agreement and the other Loan Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto are special obligations of the Borrower and Guarantors only and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto, other than with respect to any Collateral, whether now owned or hereafter acquired) any other person and (d) that the Lenders shall look solely to the Borrower and Guarantors and the Collateral for the repayment of any amounts payable pursuant to the Loan Documents and for satisfaction of any obligations owing to the Lenders under the Loan Documents and that no other person shall be personally liable to the Lenders for any amounts payable or any liability under the Loan Documents.

SECTION 9.19. Amendment and Restatement. It is the intention of each of the parties hereto that (a) the Original First Lien Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Original First Lien Credit Agreement, (b) all Indebtedness and Obligations of the Borrower and the Guarantor Subsidiaries hereunder shall be secured by the Liens evidences under the Security Documents and (c) this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Original First Lien Credit Agreement (or serve to terminate Section 9.05 of the Original First Lien Credit Agreement or any of Borrower’s obligations thereunder with respect to the Existing Lenders or the Lenders hereunder).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

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